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                                                                   Exhibit 10.16





                          AMENDED EMPLOYMENT AGREEMENT

         This agreement amends the employment agreement (the "Agreement") between Richard Gelfond (the "Executive") and Imax Corporation (the "Company") dated July 1, 1998, as amended, on the same terms and conditions except as set out below:

1. TERM. The term of the Agreement is extended for one additional year, until June 30, 2002.

2. CASH COMPENSATION. The Executive shall be entitled to be paid base salary at the rate of $500,000 per year, plus a bonus of up to two times salary. Such bonus shall be at the discretion of the Board of Directors and shall be based upon the success of the Company in achieving the goals and objectives set forth in Schedule A attached hereto. The Executive shall be considered for a bonus payable in 2002 based upon performance to December 31, 2001 and for a further bonus payable on a pro rata basis for the period from December 31, 2001 to June 30, 2002, unless the Agreement is further extended.

3. RESTRICTED STOCK. The Executive shall be entitled to a grant of restricted stock in the amount of 175,000 shares of the Company. Such grant shall be effective April 3, 2001 and shall vest immediately.

4. EXCHANGE. Executive agrees to surrender options to purchase 1.3 million common shares of the Company in exchange for a grant of restricted stock in the amount of 325,000 shares of the Company, effective April 3, 2001. The options surrendered shall be at the discretion of the Executive.

5. REGULATORY APPROVAL. The Company agrees to seek regulatory approval with respect to the grants of restricted stock contemplated herein. It is acknowledged that such regulatory approval may be contingent upon shareholder approval. In the event that regulatory or shareholder approvals cannot be obtained in respect of the issue of restricted stock to the Executive, the Company shall be obligated to put the Executive in substantially the same economic position as if the grants had received regulatory and shareholder approval, and the Executive shall be obligated to surrender options to purchase 1.3 million shares.



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6.       The entering into this agreement shall not prejudice any rights or waive any obligation under any other agreement between the Executive and the Company.

         DATED as of April 3, 2001.

                                      "Richard Gelfond"

                                    --------------------------------------------
                                      RICHARD GELFOND



                                    IMAX CORPORATION

                                    Per:   "Garth M. Girvan"
                                         ---------------------------------------
                                           Name: Garth M. Girvan
                                           Title:   Director


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                                  SCHEDULE "A"

DIGITAL

1. Develop the capability to take, on an economically viable basis, 35mm negatives and digitally blow them up to full IMAX width and at least 2/3 of IMAX height. (Nb. Initially these images will be recorded -- back to 1570 films and projected non-digitally.)

2. Implement the marketing and sale of an IMAX Digital Product, i.e., this is a smaller digital projection ----- system that maintains the IMAX geometry and offers better than 35mm film presentation quality.

3. Have a clear, articulated business plan and model with respect to the introduction of digital cinema (conventional), which, subject to overall industry conditions, has a degree of validation by the studio and/or exhibition community.

4. Advance the development of Super Digital Cinema (the best digital systems in the best stadium seat auditoriums for high quality events).

FILM

         Have deal for at least two specific feature film products that will be re-purposed to IMAX for release in 2002.

PARTNERSHIPS

         Establish at least one strategic joint-venture where someone not only brings us strategic benefits but also purchases a security in IMAX (equity, convertible debt, etc.)

FINANCIAL PERFORMANCE

         Exceed fiscal 2001 budgeted key financial targets, including budgeted end of year cash, currently projected to be approximately $45-50MM, (please note, final budgets have not yet been submitted and there is specific weakness in most recent DPI numbers) other than for strategic expenditures (i.e., repurchase of debt) or other actions endorsed by the Board.

MANAGEMENT

5. Enhance the strength of second tier of management at IMAX through internal development and external hires.

6. Have a new CFO who successfully revamps IMAX's financial and reporting systems and other procedures.



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OTHER

         Present (and then implement) a clear plan with respect to DPI's historical business of staging and rental which is a capital user and non-strategic.